EXHIBIT 3(f)


                                                   STATE OF DELAWARE
                                                  SECRETARY OF STATE
                                            DIVISION OF CORPORATIONS
                                           FILED 01:30 PM 04/09/2002
                                                 020226416 - 2103855



                 CERTIFICATE OF CORRECTION FILED TO CORRECT
               A CERTAIN ERROR IN THE CERTIFICATE OF AMENDMENT
                                     OF
                       FARMSTEAD TELEPHONE GROUP, INC.

                FILED IN THE OFFICE OF THE SECRETARY OF STATE
                         OF DELAWARE ON JULY 9, 2001


Farmstead Telephone Group, Inc., a corporation organized and existing under and by true virtue of the General Corporation Law of the State of Delaware,

      DOES HEREBY CERTIFY:

      1. The name of the corporation is Farmstead Telephone Group, Inc. (the "Company").

      2. That a Certificate of Amendment of Certificate of Incorporation was filed by the Secretary of State of Delaware on July 9, 2001 and that said Certificate requires correction as permitted by
          Section 103 of the General Corporation Law of the State of
          Delaware.

      3. The inaccuracy or defect of said Certificate to be corrected is as follows:

      The Certificate of Amendment of Certificate of Incorporation is null and void in its entirety. The Certificate was filed in error.

      IN WITNESS WHEREOF, said Company has caused this Certificate to be signed by Robert G. LaVigne, its Executive Vice President and Chief Financial Officer this 8th day of April, 2002.

                                     Farmstead Telephone Group, Inc.

                                           By:  /s/Robert G. LaVigne
                                                   Robert G. LaVigne
                                          Executive Vice President &
                                            Chief Financial Officer